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                                  Date: August 3, 1994

                 CHASE MANHATTAN BANK TO ACQUIRE
            AMERICAN RESIDENTIAL HOLDING CORPORATION

     The Chase Manhattan Bank, N.A. and American Residential Holding Corporation (AMRS, NASDAQ) today jointly announced the signing of a definitive merger agreement, whereby a subsidiary of Chase will seek to acquire through a tender offer all of the outstanding common stock of AMRS, for a total of approximately $348 million. AMRS is the parent company of American Residential Mortgage Corporation, one of the nation's leading residential mortgage lenders. Headquartered in La Jolla, California, AMRS operates approximately 100 branches in 32 states and originates and services single-family and multi-family residential mortgages.
AMRS ranked tenth in origination of single-family residential mortgages for the first half of 1994 and serviced a loan portfolio of approximately $15.4 billion at June 30, 1994.

          The combination of Chase and AMRS would rank in the top five nationwide in mortgage originations with a volume of approximately $11.5 billion, based on figures for the first half of 1994, and would rank fifth in mortgage servicing, with a combined servicing volume of $62.1 billion as of June 30, 1994.

     Fred Koons, chairman of Chase Manhattan Mortgage Holdings, Chase's mortgage banking subsidiary, said, "As a leading provider of mortgages, Chase offers flexible financing opportunities to meet the diverse home buying needs of our customers. The acquisition of American Residential, a top quality retail and wholesale mortgage originator will strengthen Chase's presence in both channels.
Chase will gain geographic diversity from entrance into 25 new locations. This acquisition will also significantly increase conforming loan volume for Chase complementing our leading position in jumbo loans."

     This acquisition is part of Chase's ongoing strategy to grow and expand in the mortgage business and follows Chase's purchase in July, 1993, of Troy & Nichols, a mortgage origination and servicing company based in Monroe, LA.

     "The combination of American Residential with Chase's other mortgage origination entities will position us toward our goal of becoming a top three mortgage lender by 1997," Koons continued.

     John M. Robbins, Jr., chairman and chief executive officer of American Residential Holding Corporation, said, "The major strategy of American Residential has been to maximize shareholder returns by building a cost effective, customer driven origination system and a high quality residential loan servicing portfolio. Our board believes the purchase price fairly values the company's past performance and recognized position as a leader in our industry."

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     Under the terms of the agreement, which has been approved by the boards or directors of both companies, Chase's newly formed subsidiary, Chamres, Inc., will begin a cash tender offer no later than August 9, 1994, for all outstanding shares of AMRS's common stock at $28.25 per share, net to seller in cash. The tender offer will be subject to, among other things, certain regulatory approvals and the valid tender of not less than 80% of AMRS's outstanding common stock.

     Following completion of the tender offer and receipt of any necessary stockholders' approval, shares of AMRS common stock not acquired in the tender offer will be acquired through a merger at the same price.




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